Exhibit 10.1

COGNITION THERAPEUTICS, INC. 2021 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT

GRANT NOTICE AND AWARD AGREEMENT

Cognition Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”) the number of performance restricted stock units set forth below (the “Performance Restricted Stock Units” or “PRSUs”). The PRSUs described in this Grant Notice (the “Grant Notice”) are subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan.

Name of Participant:

Grant Date:

No. of Performance Restricted Stock Units
for Milestone 1 Award (as defined below):

No. of Performance Restricted Stock Units
for Milestone 2 Award (as defined below):

Vesting Schedule:	See Appendix A attached to the Agreement

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

COGNITION THERAPEUTICS, INC.	PARTICIPANT

Name:	Name:

Title:

EXHIBIT A

TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

AWARD AGREEMENT

1.             Award of Performance Restricted Stock Units. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the number of PRSUs set forth in the Grant Notice, subject to the restrictions and on the terms and conditions set forth in the Grant Notice, the Plan and this Agreement. Each PRSU represents the right to receive one Share at the times and subject to the conditions set forth herein.

2.             Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the PRSUs have vested as provided in Section 2 of this Agreement and (ii) shares of Stock have been issued to the Participant in accordance with the terms of the Plan and this Agreement.

3.             Earning of Performance Restricted Stock Units. Each Milestone Award (as such term is defined on on Appendix A, attached hereto, shall become earned based on the achievement of certain clinical milestones as described on Appendix A. The number of PRSUs determined to be earned shall be referred to herein as “Earned PRSUs.”

4.             Vesting of Performance Restricted Stock Units. With respect to any Earned PRSUs underlying the Milestone 1 Award and Milestone 2 Award, the restrictions and conditions of Section 1 of this Agreement shall lapse once the PRSUs become vested as set forth in Appendix A. The Administrator may at any time accelerate the vesting schedule specified in Appendix A or Paragraphs 3 and 4 of this Agreement. Upon Participant’s death during his or her continuous service with the Company, any PRSUs that are outstanding and unvested immediately prior to Participant’s death will remain outstanding for ninety (90) days, during which time the Committee may, in its sole discretion, vest all or a portion of such PRSUs. If the Committee decides to vest any PRSUs under this Section 4 it may condition such vesting on the execution by the Participant’s estate and/or beneficiaries of a general release of claims against the Company and its affiliates, in such form as the Company may prescribe (a “Release”). Upon the ninetieth (90th) day following Participant’s death, any portion of the unvested PRSUs that the Committee has not determined to vest in accordance with this Section 4 will be forfeited.

5.             Change in Control. Subject to the Participant’s continued service relationship with the Company through the consummation of any Change in Control (as defined in the Plan), all time-based vesting conditions of the earned PRSUs shall be deemed fully satisfied immediately prior to the consummation of the Change in Control.

6.             Termination of Service Relationship. If the Participant’s service relationship with the Company and its affiliated companies terminates for any reason (including death or disability) prior to the satisfaction of the earning or vesting conditions set forth in Sections 3 and 4 above, any PRSUs that have not become Earned PRSUs or have not otherwise vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Performance Restricted Stock Units.

7.             Settlement.

(a)            Shares will be issued in respect of Vested PRSUs within sixty (60) days following the applicable vesting date. For avoidance of doubt, this settlement timing is intended to comply with the “short-term deferral” exemption from Section 409A of the Code.

(b)            The PRSUs will not confer on Participant any rights as a stockholder of the Company until Shares are actually issued in settlement of such PRSUs.

(c)            Notwithstanding the foregoing, to the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii) or any successor provision, the Company may delay settlement of PRSUs if it reasonably determines that such settlement would violate federal securities laws or any other applicable law.

8.             Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2 of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

9.             Tax Withholding. The Participant shall, not later than the date or dates as of which the receipt or vesting of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Participant a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

10.           Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

11.           Section 409A. The grant of PRSUs is intended to be exempt from Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the PRSUs.

12.           No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.

13.           The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

14.           Company Policies. Participant agrees, in consideration for the grant of the Performance Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.

15.           Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

16.           Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder.

17.           Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

18.           Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

19.           Tax Withholding. Participant acknowledges that the issuance of Shares hereunder will give rise to taxable income subject to required withholding. In accordance with Section 15 of the Plan, the obligations of the Company hereunder are conditioned on the Participant timely paying, or otherwise making arrangements satisfactory to the Company regarding the timely satisfaction of, such required withholding.

20.           Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.

21.           Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

22.           Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Participant at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.